EXHIBIT 99.1

Contacts:	Robert Jaffe/Evan Pondel
PondelWilkinson Inc.
(310) 279-5980

LANNETT COMPANY ANNOUNCES WILLIAM FARBER RESUMES ROLE AS CHAIRMAN

Philadelphia, PA — July 16, 2009 — Lannett Company, Inc. (NYSE Amex: LCI), a manufacturer of generic pharmaceuticals, today announced that William Farber has resumed the role as chairman of the company’s board of directors.  In September 2008, Lannett said that Farber had taken a temporary leave of absence for health reasons.

“We are grateful that Bill will resume his role as chairman of the board and continue to advise our company with his deep breadth of expertise,” said Arthur Bedrosian, president and CEO of Lannett. “We would like to thank Jeffrey Farber for seamlessly stepping in and doing a great job as interim chairman during Bill’s absence.”

Jeffrey Farber, William Farber’s son, will resume his position as director. William Farber has been a member of the board of directors since 1991.

About Lannett Company, Inc.

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit Lannett Company’s website at www.lannett.com.

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